Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-227402 on Form S-8 of First Western Financial, Inc. of our report, dated March 21, 2019, relating to the financial statements appearing in this Annual Report on Form 10-K of First Western Financial, Inc. for the year ended December 31, 2018.

/s/Crowe LLP

Denver, Colorado
March 21, 2019